Exhibit 16.1
R. E. BASSIE & CO.
CERTIFIED PUBLIC ACCOUNTANTS
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                                       6776 Southwest Freeway, Suite 580
                                       Houston, Texas 77074-2115
                                       Tel: (713) 266-0691 Fax: (713) 266-0692
                                       E-Mail: Rebassie@aol.com


April  12,  2002


Securities and Exchange Commission
450 5th Street, N. W.
Washington, D.C.  20549

Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on April 12, 2002 (the termination of the client-auditor relationship), to be filed by our former client, Pangea Petroleum Corporation. We agree with the statements made in response to that item insofar as they relate to our Firm.

Very truly yours,


/s/  R. E. Bassie & Co.
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R. E. Bassie & Co.



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